Exhibit 10.8

AMENDED AND RESTATED CONSULTING AGREEMENT

     This Consulting Agreement ("Agreement"), dated as of February 2, 2011 is between Pall Corporation, a New York corporation having its principal place of business at 25 Harbor Park Drive, Port Washington, NY 11050 ("Pall") and Robert G. Kuhbach ("Executive").

     WHEREAS, Pall desires to engage Executive to perform certain services and Executive desires to perform such services for Pall; and

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Description of Services.

During the term of this Agreement, Executive shall serve as Senior Vice President, General Counsel and Corporate Secretary of Pall and shall have the responsibilities and authority consistent with those afforded a person holding such titles and positions on a permanent basis. Executive shall devote the necessary time and attention to oversee and manage the legal affairs of Pall, including at least 160 hours per month. Executive will report directly to the Chief Executive Officer of Pall and shall also have a reporting relationship with the Lead Director of the Board of Directors of Pall, or the Nonexecutive Chair of the Board of Directors of Pall in the event of the appointment of such a Nonexecutive Chair.

2.	Term.

The term of this Agreement will commence on January 28, 2011 and end on June 30, 2012 (the “Term”); provided that either party may elect to terminate this Agreement at any time after April 30, 2012, provided 30 days’ prior written notice is given. This Agreement may only be terminated by Pall with the approval the Board of Directors of Pall. Sections 6, 7, 8, 9 and 15 of this Agreement shall survive any termination or expiration of this Agreement.

After June 30, 2012, Executive shall be willing to consider doing limited part time consulting services on a project basis, such work to be paid for on an hourly rate basis of not less then $750.00 per hour and otherwise on such terms and conditions as the parties may agree upon at the time.

3.	Location.

Executive’s normal work place will be at Pall’s corporate headquarters in Port Washington, New York; provided that, while Executive will devote significant energy to this assignment, Executive will not be required to be physically present at Pall’s corporate headquarters more than three (3) to four (4) days per week.

Exhibit 10.8

4.	Executive Time Commitments to Other Activities.

Executive joined the board of directors of CF Industries Holdings, Inc. on February 1, 2011. Executive’s commitment to that board of directors’ meeting schedule, already set, will take priority over Executive’s commitment to Pall, provided that Executive will make reasonable efforts to minimize any such time conflict, and will continue to devote the necessary time to Pall to manage its legal affairs. Executive also has longstanding plans to take two weeks of vacation in Europe during the spring of 2011, and will be entitled to vacation time not to exceed five (5) weeks per calendar year on a pro rata basis. Pall understands and accepts these other commitments.

5.	Compensation.

Pall will pay Executive $120,000 per month, payable in accordance with Pall’s normal executive payroll practices. No withholding will apply as Executive will have full responsibility as an independent contractor for all taxes. In addition, based on Executive’s willingness to execute this extended Amended and Restated Agreement and his significant responsibilities in connection with the sale of a significant Company business asset expected to be completed by June 30, 2012, the Company will pay Executive a cash bonus of $250,000 within sixty (60) days of the closing of such transaction whenever it shall occur; provided such transaction closes on substantially the terms outlined in a certain Offer Letter dated January 6, 2012, as such Letter may be amended from time to time, and otherwise on such final terms and conditions as the Company’s Board of Directors shall formally approve.

6.	Reimbursement of Expenses.

Executive shall be eligible to be reimbursed for any necessary travel and other expenses incurred by Executive in connection with his services under this Agreement in accordance with Pall’s normal practice for other executives at Executive's level. Executive shall also be entitled to customary reimbursement for his commutation expenses and, if necessary, car service expenses, incurred by Executive in connection with his services under this Agreement.

7.	Status.

Executive will furnish his services as an independent contractor and Executive will not be considered an employee of Pall or of any company affiliated with Pall. Nothing contained or implied in this Agreement shall be construed so as to create the relationship of employer and employee between Pall and Executive. Executive will be considered an “executive officer” of Pall, entitled to all the corporate indemnification, insurance coverage and other similar protections afforded other Pall directors and officers. Executive shall specifically be an “Insured Person” or “Insured” under any applicable insurance policies owned by Pall, including but not limited to D&O and general liabilities policies. Executive will not be entitled to participate in any employee benefit plans or benefits of Pall.

Exhibit 10.8

8.	Compliance.

Executive agrees and acknowledges that, notwithstanding his engagement as an independent contractor, as an executive officer of Pall, he owes the same fiduciary duties that would be owed by an employee in such position. Executive further agrees and acknowledges that, as the chief legal officer of Pall, he is responsible for the overall legal and compliance function of Pall. In such capacity and among other responsibilities assigned to him, Executive shall monitor and direct the investigation (as appropriate) into any matters of non-compliance by Pall or its employees with law or regulation of which he becomes aware and report thereon (as appropriate) to the Chief Executive Officer and Board of Directors or the applicable Committee thereof, all in accordance with Pall’s policies and procedures for such purposes, as they may be amended from time to time.

9.	Confidential Information.

The parties hereby acknowledge the execution by them of the Confidentiality Agreement dated February 2, 2011, and agree that such agreement shall be incorporated herein by reference.

10.	Notices.

All notices permitted or required in connection with this Agreement shall be in writing and shall be deemed given (i) if mailed by certified mail, return receipt requested, five business days after dispatch; (ii) if delivered to a recognized overnight express mail service or carrier for next day delivery, on the first business day after dispatch; (iii) if delivered on a business day by personal delivery or electronic or facsimile transmission, with “hardcopy” original to follow as provided in clause (i), (ii) or (iii) above, on the same day as delivered, otherwise on the next business day; in each case, addressed as follows (or to such other address as either Party may notify the other Party in writing):

if to Pall, to:	Linda Villa
Chief Human Resources Officers
Pall Corporation
25 Harbor Park Drive
Port Washington, NY 11050
Facsimile: (516) 801-9780

with a copy to:	Lawrence D. Kingsley
Chief Executive Officer
Pall Corporation
25 Harbor Park Drive
Port Washington, NY 11050
Facsimile: (516) 801-9780

and:	Ronald Hoffman
Chair of the Board of Directors
Pall Corporation
25 Harbor Park Drive
Port Washington, NY 11050
Facsimile: (516) 801-9780

Exhibit 10.8

11.	Non-Waiver.

No course of dealing or failure to enforce strictly any term, right or condition of this Agreement shall be construed as a waiver of that term, right or condition.

12.	Modification.

Any amendments or modifications to this Agreement, including any waivers, must be in writing and signed by both Executive and for the Company, the Lead Director, Chief Executive Officer, Nonexecutive Chair, or Chair of the Compensation Committee of Pall’s Board of Directors.

13.	Severability.

The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

14.	Entire Agreement.

This Agreement constitutes the entire agreement of the parties and supersedes any prior written or oral agreements between Pall and Executive governing the subject of this Agreement other than the Confidentiality Agreement incorporated herein by reference.

15.	Governing Law and Venue.

This Agreement shall be construed under the laws of the State of New York, regardless of conflict of laws principles, and the Parties hereby unconditionally and irrevocably submit to (and waive any objection on the grounds of inconvenient forum or otherwise) the jurisdiction of the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction to adjudicate and determine any suit, action or proceeding regarding or relating to this Agreement. For the avoidance of doubt, nothing in this paragraph shall be construed to restrict the right of Pall or Executive to appeal a determination of the trial courts referred to above.

Exhibit 10.8

16.	Binding Agreement; Assignment.

This Agreement shall be binding upon and for the benefit of the parties and their successors and assigns. Executive shall not assign any rights or obligations under this Agreement without the prior written consent of Pall.

17.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Agreement on the dates set forth below.

PALL CORPORATION		EXECUTIVE

By:	/s/ Lawrence D. Kingsley	/s/ Robert G. Kuhbach
	Lawrence D. Kingsley	Robert G. Kuhbach
President and Chief Executive Officer

Date:	March 21, 2012	Date: March 22, 2012